AURASOUND, INC.

TRANSMITTAL LETTER

This Offer expires at 9:00 p.m., Pacific Time, on November 3, 2009 unless the Offer is extended.

INSTRUCTIONS TO TRANSMITTAL LETTER

1.           DEFINED TERMS.  All terms used in this transmittal letter but not defined have the meaning ascribed to them in the Offer to Modify Certain Outstanding Warrants dated September 16, 2009, as amended on October 5, 2009 (the “Offer”).  Unless the context requires otherwise, references in this transmittal letter to “AuraSound,” “we,” “us,” “our,” and “ours” mean AuraSound, Inc., a Nevada corporation.

2.           EXPIRATION DATE.  The Offer expires at 9:00 p.m., Pacific Time, on November 3, 2009, unless the Offer is extended.

3.           DELIVERY OF TRANSMITTAL LETTER.  A signed copy of this transmittal letter and the completed and the signed Waiver Agreement must be received by us before 9:00 p.m., Pacific Time, on November 3, 2009 (or such later date as may apply if the Offer is extended).  You must deliver these documents to us at 11839 East Smith Avenue, Santa Fe Springs, California 90670 or by facsimile to (562) 447-1798.

Your election will be effective only upon receipt by us of this transmittal letter and the signature page of the Waiver Agreement.  E-mail and voice-mail will NOT be accepted as a valid manner of election.

If you have questions about delivery, you may contact our legal counsel, Kevin Friedmann, Esq. of Richardson & Patel, LLP by email to kfriedmann@richardsonpatel.com.  You should review the Offer before making your election.

6.           SIGNATURES.  Please sign and date the transmittal letter and the signature page of the Waiver Agreement prior to transmitting them.

7.           REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES.  Any questions or requests for assistance, as well as requests for additional copies of the Offer or this transmittal letter may be directed to our legal counsel, Kevin Friedmann, Esq. of Richardson & Patel, LLP, by email to kfriedmann@richardsonpatel.com.  Copies will be furnished promptly at our expense.

8.           IRREGULARITIES.  We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Exercise Documents.  Our determination of these matters will be final and binding on all parties.  We may reject any or all Exercise Documents that we determine to be not in appropriate form or that we determine are unlawful to accept.  We may waive any defect or irregularity in any exercise with respect to any Exercise Documents or any Warrant Holder before the expiration of the Offer.  No Exercise Documents will be accepted until the Warrant Holder tendering the Exercise Documents has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date.  Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the tender of the Exercise Documents, and no one will be liable for failing to give notice of any defects or irregularities.

9.           CONDITIONAL OR CONTINGENT OFFERS.  We will not accept any alternative, conditional or contingent Exercise Documents.

TRANSMITTAL LETTER

AuraSound, Inc.
11839 East Smith Avenue
Santa Fe Springs, California 90670

I have received the Offer, this transmittal letter and the Waiver Agreement.

I acknowledge that:

I, the undersigned, accept the terms and conditions of the Offer and hereby elect to participate in the Offer.  I have included the executed signature page of the Waiver Agreement.

I understand that, upon acceptance by AuraSound, Inc., the Offer and this transmittal letter will constitute a binding agreement between AuraSound, Inc. and me.

I understand that, as described in the Offer, my acceptance of the Offer and delivery of the Waiver Agreement means that the Unit Offering Subscription Agreement and my Warrant will no longer include the Anti-Dilution Provisions.  Furthermore, I understand that, by signing the Waiver Agreement, I will have released any and all claims that I may have against AuraSound, Inc.

I acknowledge that AuraSound, Inc. has advised me to consult with my own legal and tax advisors as to the consequences of participating or not participating in the Offer.

I agree to all of the terms and conditions of the Offer.

Dated:  ___________, 2009

(Signature)

(Print Name)